Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

                                       of

                          Microware Systems Corporation

                                       at

                               $0.68 Net Per Share

                                       By

                             Drake Merger Sub, Inc.,

                       A Direct Wholly Owned Subsidiary of

                               RadiSys Corporation

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
        TIME, ON THURSDAY, AUGUST 2, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER (AS DEFINED BELOW) IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER AT
LEAST THAT NUMBER OF SHARES OF COMMON STOCK (THE "SHARES") OF MICROWARE SYSTEMS
   CORPORATION (THE "COMPANY"), WHICH WOULD CONSTITUTE 90% OF THE OUTSTANDING SHARES. CERTAIN SHAREHOLDERS OF THE COMPANY HAVE AGREED TO TENDER 7,222,978
       SHARES (CONSTITUTING APPROXIMATELY 37% OF THE OUTSTANDING SHARES ON
                      A FULLY DILUTED BASIS) IN THE OFFER.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED BELOW) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW), THE
 OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE
              OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   -----------

                                    Important

     Any shareholder desiring to tender all or any portion of the shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile of it) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary indicated on the Letter of Transmittal and either deliver the certificate(s) for the tendered Shares to the Depositary along with the Letter of Transmittal or tender the Shares pursuant to the procedures for book-entry transfer set forth in Section 2 of this Offer to Purchase, or (2) request the shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

     A shareholder who desires to tender Shares and whose certificate(s) for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender the Shares by following the procedures for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.


                                   -----------

                     The Information Agent for the Offer is:

                          Mellon Investor Services LLC

                                Table of Contents


                                                                            Page
                                                                            ----
Questions and Answers.........................................................ii

Introduction...................................................................1

The Tender Offer...............................................................3

    1.   Terms of the Offer; Extension of Tender Period;
         Termination; Amendments...............................................3
    2.   Procedure for Tendering Shares........................................6
    3.   Withdrawal Rights.....................................................9
    4.   Acceptance for Payment and Payment of Offer Price....................10
    5.   Federal Income Tax Consequences......................................12
    6.   Price Range of Shares; Dividends.....................................13
    7.   Effects of the Offer on the Market for Shares; Stock Quotations;
         Registration Under the Exchange Act .................................13
    8.   Information Concerning the Company...................................15
    9.   Information Concerning Parent and Purchaser..........................16
    10.  Source and Amount of Funds...........................................18
    11.  Contacts with the Company; Background of the Offer...................19
    12.  Purpose of the Offer; Short Form Merger; Plans for the Company;
         Dissenters' Rights; Going Private Transactions ......................22
    13.  Transaction Documents................................................24
    14.  Dividends and Distributions..........................................40
    15.  Conditions of the Offer..............................................41
    16.  Legal Matters........................................................43
    17.  Fees and Expenses....................................................45
    18.  Miscellaneous........................................................45

Annex I Certain Information Concerning the Directors and Executive Officers of Parent
Annex II Certain Information Concerning the Sole Director and Executive Officer of Purchaser

                              Questions and Answers

     Drake Merger Sub, Inc. is offering to purchase all of the outstanding common stock of Microware Systems Corporation for $0.68 per share, net to you in cash, without interest. The following are some of the questions you, as a shareholder of Microware, may have about the offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this "Questions and Answers" section is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal.

Who is offering to buy my securities?

     Our name is Drake Merger Sub, Inc. We are an Iowa corporation formed for the purpose of making an offer to purchase all of the outstanding shares of common stock of Microware. To date, we have carried on no activities other than in connection with the offer. We are a wholly owned subsidiary of RadiSys Corporation, an Oregon corporation. RadiSys is a leading independent provider of building blocks enabling next-generation Internet and communications systems. See the "Introduction" to this Offer to Purchase and Section 9, "Information Concerning Parent and Purchaser."

What are the classes and amounts of securities sought in the offer?

     We are seeking to purchase all of the outstanding shares of common stock of Microware. See the "Introduction" to this Offer to Purchase and Section 1, "Terms of the Offer; Extension of Tender Period; Termination; Amendments."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

     We are offering to pay $0.68 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or other nominee tenders your shares on your behalf, your broker or nominee may charge you a fee and we will not be responsible for paying that fee. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase. Under the terms of our offer, if the tender of shares to us results in a withholding tax obligation, we are entitled to satisfy that obligation, and to treat any withholding taxes paid to a tax authority as having been delivered to you.

Do you have the financial resources to make payment?

     Yes. RadiSys, our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and will provide us with sufficient funds for the merger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. We anticipate that these funds will be obtained from working capital. See Section 10, "Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

     No. We do not believe our financial condition is relevant to your decision. We base this conclusion on several factors. We are paying you cash for your shares. The offer is not subject to any financing condition. The offer is for any and all of the outstanding shares of common stock of Microware. See Section 10, "Source and Amount of Funds."

How long do I have to decide whether to tender into the offer?

     Unless the offer is extended, you will have until the expiration of the offer at 5:00 p.m., New York City time, on Thursday, August 2, 2001, to tender your shares into the offer. We will purchase all properly tendered shares on the expiration date if the conditions to the offer are then met. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1, "Terms of the Offer; Extension of Tender Period; Termination; Amendments," and Section 2, "Procedure for Tendering Shares."

Can the offer be extended and under what circumstances?

     Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that:

     In our sole discretion, we may extend the offer for any period required by applicable rules and regulations of the Securities and Exchange Commission.

     If all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares validly tendered and not withdrawn at that time, and we may provide a "subsequent offering period" during which shareholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer price of $0.68 per share. We are not permitted under the federal securities laws to provide a subsequent offering period of less than three or more than twenty business days.

     Our rights and obligations to extend the offer are subject to the rights of RadiSys and Microware to terminate the merger agreement if the offer is not completed by September 30, 2001. For more details on our ability to extend the offer, see Section 1, "Terms of the Offer; Extension of Tender Period; Termination; Amendments."

How will I be notified if the offer is extended?

     If the offer is extended past 5:00 p.m., New York City time, on Thursday, August 2, 2001, we will make a public announcement of the new expiration date not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire and will inform Mellon Investor Services LLC, the depositary for the offer, of that fact. See Section 1, "Terms of the Offer; Extension of Tender Period; Termination; Amendments."

What are the most significant conditions to the offer?

     We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least 90% of the then outstanding shares on a fully-diluted basis. We call this condition the "Minimum Condition."

     The offer is also subject to a number of other conditions. See Section 1, "Terms of the Offer; Extension of Tender Period; Termination; Amendments," and
Section 15, "Conditions of the Offer."

How do I tender my shares?

     To tender your shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Mellon Investor Services LLC, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through Mellon Investor Services LLC. If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2, "Procedures for Tendering Shares."

Until what time may I withdraw previously tendered shares?

     You may withdraw tendered shares at any time before the offer expires at 5:00 p.m., New York City time, on Thursday, August 2, 2001. If the stated expiration date of the offer is extended, you may withdraw tendered Shares at any time before the new date and time of expiration. This right to withdraw will not apply to the subsequent offering period, if one is added. See Section 1, "Terms of the Offer; Extension of Tender Period; Termination; Amendments," and
Section 3, "Withdrawal Rights."

How do I withdraw previously tendered shares?

     To withdraw previously tendered shares, you must deliver a notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. See Section 3, "Withdrawal Rights."

What does Microware's board of directors think of the offer?

     We are making the offer pursuant to the merger agreement agreed to among RadiSys, us and Microware. Microware's board of directors has determined that the merger agreement, the offer and the merger are each advisable and fair to, and in the best interests of, the shareholders of Microware. Microware's board of directors has approved the execution, delivery and performance of the merger agreement and the completion of the transactions contemplated by the merger agreement, including the offer and the merger, and has recommended that you accept the offer. See the "Introduction" to this Offer to Purchase.

Have any shareholders agreed to tender their shares?

     Yes. Shareholders who hold outstanding shares of Microware common stock representing approximately 37% of the shares of Microware common stock outstanding on a fully-diluted basis have agreed to tender and not withdraw their shares in the offer. See the "Introduction" to this Offer to Purchase.

Will Microware continue as a public company?

     No. If the merger takes place, Microware will no longer be publicly owned. Even if the merger does not occur, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that the shares may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, there may not be a public trading market for the shares, and Microware may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Commission rules relating to publicly held companies. See Section 7, "Effects of the Offer on the Market for Shares; Stock Quotations; Registration under the Exchange Act."

Will the offer be followed by a merger if all shares of Microware are not tendered in the offer?

     If we accept for payment and pay for 90 percent of the shares of Microware on a fully-diluted basis, we will be merged with and into Microware. If that merger takes place, RadiSys will own all of the shares of Microware, and all other persons who were shareholders of Microware immediately before the merger will receive $0.68 per share in cash, or any higher price per share that is paid in the offer. See the "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

     If the merger described above takes place, shareholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, the number of shareholders and the number of shares of Microware that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Microware common stock. Also, as described above, Microware may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 7, "Effects of the Offer on the Market for Shares; Stock Quotations; Registration under the Exchange Act."

     You may be entitled to dissenters' rights in connection with the Offer or Merger. See Section 12, "Purpose of the Offer; Short Form Merger; Plans for the Company; Dissenters' Rights; Going Private Transactions."

What is the market value of my shares as of a recent date?

     On June 29, 2001, the last trading day before we announced the signing of the merger agreement, the last sale price of Microware common stock reported on the Nasdaq National Market was $0.48 per share. We encourage you to obtain recent quotations for shares of Microware common stock in deciding whether to tender your shares. See Section 6, "Price Range of Shares; Dividends."

What are the principal United States federal income tax consequences of tendering shares?

     The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a shareholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. See Section 5, "Federal Income Tax Consequences" for more detailed information.

To whom may I speak if I have questions about the offer?

     You may call Mellon Investor Services LLC at (800) 504-8997 (toll free) or at (917) 320-6267 (international calls). Mellon Investor Services LLC is acting as the information agent for the offer.

To the holders of common stock of
Microware Systems Corporation

                                  Introduction

     Drake Merger Sub, Inc., an Iowa corporation ("Purchaser"), a wholly owned subsidiary of RadiSys Corporation, an Oregon corporation ("Parent"), offers to purchase all outstanding shares (the "Shares") of common stock of Microware Systems Corporation, an Iowa corporation (the "Company"), at $0.68 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Parent has fully and unconditionally guaranteed the Offer.

     Tendering shareholders may be obligated to pay brokerage fees or commissions. They will not, subject to Instruction 6 of the Letter of Transmittal, be obligated to pay stock transfer taxes on the purchase of Shares by Purchase pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of up to 31% of the gross proceeds payable to the shareholder or other payee pursuant up to to the Offer. See Section 2 of this Offer to Purchase. The Purchaser will pay all charges and expenses of Mellon Investor Services LLC, as Information Agent (the "Information Agent"), and Mellon Investor Services LLC, as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 17 of this Offer to Purchase.

     The Offer is subject to the condition (the "Minimum Condition"), among other things, that there be validly tendered and not withdrawn before the expiration of the Offer at least that number of Shares which would constitute 90% of the outstanding Shares on a fully diluted basis. Certain shareholders of the Company have agreed to tender 7,222,978 Shares (constituting approximately 37% of the outstanding Shares on a fully diluted basis) in the Offer. The Offer is also subject to other terms and conditions set forth in Section 15 of this Offer to Purchase.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 29, 2001 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that on the terms and subject to the conditions in the Merger Agreement, as soon as practicable after the completion of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares with respect to which appraisal rights are properly exercised ("Dissenting Shares") under the Iowa Business Corporation Act (the "IBCA") or owned by Parent, Purchaser or any other subsidiary of Parent) will be converted into and represent the right to receive $0.68 in cash or any higher price that may be paid per Share in the Offer (the "Per Share Amount"), without interest. See Section 13 of this Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Houlihan Lokey Howard & Zukin Capital, the Company's financial advisor, has delivered to the Company's board of directors its written opinion that the aggregate consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair to the shareholders from a financial point of view. A copy of that opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's shareholders with this Offer to Purchase.

     The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Parent will be entitled to designate a number of directors, rounded up to the next whole number, on the board of directors of the Company that will give Parent, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), representation on the board of directors equal to the product of (a) the total number of directors on the board of directors and (b) the percentage that (i) the number of Shares beneficially owned by Parent or any of its affiliates following completion of the Offer bears to (ii) the total number of Shares outstanding. The Merger Agreement further provides that the Company will, upon request by Parent, promptly increase the size of the Board of Directors and/or exercise its reasonable efforts to secure the resignations of a number of directors that is necessary to enable Parent's designees to be elected to the board of directors and will cause Parent's designees to be elected. See Section 13 of this Offer to Purchase.

     The Company has informed Purchaser that as of June 29, 2001, (a) 19,168,155 Shares were issued and outstanding, (b) no shares of preferred stock were issued or outstanding, (c) 3,717,332 shares of the Company's common stock were reserved for future issuance pursuant to outstanding Company Options (as defined below), (d) 285,529 shares of the Company's common stock were reserved for future issuance pursuant to the Company Stock Purchase Plan (as defined below),
(e) 1,423,736 shares of the Company's common stock were reserved for future issuance upon exercise of Company Warrants (as defined below) and (f) 6,698,033 shares of the Company's common stock were reserved for future issuance upon exercise of the conversion rights contained in the Buyout Agreement dated as of June 29, 2001 among the Company and Elder Court, LLC and other parties named in the Buyout Agreement.

     If the Minimum Condition is satisfied, Parent and Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. Under the IBCA, if a parent corporation owns at least 90% of the shares of each class of shares of a subsidiary corporation, the parent can merge with the subsidiary in a "short form" merger without a vote of shareholders. Assuming that Purchaser acquires 90% or more of the Shares, Purchaser would be able to effect the Merger pursuant to the short form merger provisions of the IBCA, without the action of any other shareholder of the Company.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                The Tender Offer

1. Terms of the Offer; Extension of Tender Period; Termination; Amendments.

     On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), Purchaser will accept for payment and pay for all Shares that are validly tendered on or before the Expiration Date (as defined below) and not withdrawn as permitted by Section 3 of this Offer to Purchase. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, August 2, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned on, among other things, the satisfaction of the Minimum Condition. Subject to the provisions of the Merger Agreement, Purchaser reserves the unilateral right, but shall not be obligated, to waive or reduce the Minimum Condition or to waive any or all of the conditions of the Offer other than the Minimum Condition. If, by 5:00 p.m., New York City time, on Thursday, August 2, 2001, or any subsequent Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, Purchaser may elect to

     (a) terminate the Offer and return all tendered Shares to tendering shareholders,

     (b) waive all of the unsatisfied conditions, including the Minimum Condition, and subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not withdrawn,

     (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the adjusted Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended, or

     (d) delay acceptance for payment of, or payment for, the Shares, subject to complying with applicable law, until the satisfaction or waiver of the conditions of the Offer.

Purchaser acknowledges that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. See Section 15 of this Offer to Purchase.

     Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not

     (a)  reduce the number of Shares subject to the Offer,
     (b)  reduce the Per Share Amount,
     (c) impose any other conditions to the Offer other than the conditions set forth in Annex I to the Merger Agreement (the "Offer Conditions") or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by the Merger Agreement),

     (d)  except as provided in the next sentence, extend the Offer,
     (e)  change the form of consideration payable in the Offer, or
     (f) amend any other term of the Offer in any manner adverse to the holders of Shares.

     Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time,

     (a) if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for Shares (the "Offer Conditions") shall not have been satisfied or waived, until such time as those conditions are satisfied or waived, or

     (b) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or its staff applicable to the Offer.

     Subject to the applicable regulations of the Commission and the provisions of the Merger Agreement, Purchaser also expressly reserves the rights, in its sole discretion, at any time or from time to time,

     (a)  to extend the Offer and adjust the Expiration Date,

     (b) to terminate the Offer if any of the conditions referred to in Section 15 of this Offer to Purchase have not been satisfied or upon the occurrence of any of the events specified in Section 15, and

     (c)  to waive any condition or otherwise amend the Offer in any respect,

in each case by giving oral or written notice of the extension, termination, waiver or amendment to the Depositary and by making a public announcement of the extension, termination, waiver or amendment. If Purchaser accepts for payment any Shares pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered before the Expiration Date and not withdrawn and will promptly pay for all Shares accepted for payment. Purchaser acknowledges that notwithstanding anything to the contrary contained in the Offer, Purchaser shall not be required to pay for the Shares and may terminate or amend the Offer only if, before the Expiration Date, any of the conditions referred to in Section 15 of this Offer to Purchase have not been satisfied or waived, or if any of the events specified in Section 15 have occurred.

     The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15 of this Offer to Purchase. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement of the extension, delay, termination or amendment. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of the change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

     Rule 14d-11 under the Exchange Act permits Purchaser, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to twenty business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Per Share Amount. Under the terms of the Merger Agreement, Purchaser may provide for a Subsequent Offering Period without the consent of the Company.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, subject to the Merger Agreement, the Minimum Condition), Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend on the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to particular limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, before the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of the ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 5:00 p.m., New York City time.

     In connection with the Offer, the Company has provided or will provide Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedure for Tendering Shares.

     Except as set forth below, for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile of it), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, and either

     (a) certificates representing tendered Shares must be received by the Depositary, or Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of delivery must be received by the Depositary), in each case on or before the Expiration Date, or

     (b) the guaranteed delivery procedures set forth below must be complied with.

No alternative, conditional or contingent tenders will be accepted.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal

     (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered with the Letter of Transmittal, unless the holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or

     (b) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each referred to as an "Eligible Institution").

See Instruction 1 of the Letter of Transmittal.

     If a certificate representing Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile of it), or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should indicate this when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to act must be submitted. See Instruction 5 of the Letter of Transmittal.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary's account in accordance with DTC's procedure for those transfers. Although delivery of Shares may be effected through book-entry transfer at DTC, however, a properly completed and duly executed Letter of Transmittal (or facsimile of it), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that the participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the shareholder's certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (a)  the tender is made by or through an Eligible Institution;

     (b) the Depositary receives, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

     (c) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of those Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile of it) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of the Notice of Guaranteed Delivery.

A "trading day" is any day on which the Nasdaq Stock Market ("Nasdaq") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of

     (a) certificates representing the Shares (or timely confirmation of a book-entry transfer of the Shares into the Depositary's account at
          DTC),

     (b) properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) of it/them), together with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and

     (c)  any other documents required by the Letter of Transmittal.

Accordingly, tendering shareholders may be paid at different times depending on when certificates representing Shares or confirmations of book-entry transfers of Shares are actually received by the Depositary.

     The method of delivery of all documents, including certificates for Shares, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, and its determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating to the tender have been expressly waived or cured to the satisfaction of Purchaser. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notification.

     Other Requirements. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as the shareholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after July 5, 2001), effective if, when and to the extent that Purchaser accepts the Shares for payment pursuant to the Offer. Upon the acceptance for payment, all prior proxies given by the shareholder with respect to the Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by the shareholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities or rights issuable in respect of the Shares, be empowered to exercise all voting and other rights of the shareholder as they, in their sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's shareholders, action by written consent in lieu of a meeting or otherwise. Purchaser reserves the right to require that, for

Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting rights with respect to the Shares.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     To prevent backup withholding of federal income tax on payments made to shareholders with respect to Shares purchased pursuant to the Offer, each shareholder must provide the Depositary with his correct taxpayer identification number ("TIN") and certify that he is not subject to backup withholding of federal income tax by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-United States holders must submit a completed Form W-8 to avoid backup withholding. This form may be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

3. Withdrawal Rights.

     Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time before the Expiration Date, and, unless earlier accepted for payment by Purchaser as provided in this Offer to Purchase, may also be withdrawn on or after September 3, 2001.

     For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing the Shares is/are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary before the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights set forth in this Offer to Purchase, the Depositary may, on behalf of Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section and as otherwise required by Rule 14e-1(c) under the Exchange Act. Any delay will be accompanied by an extension of the Offer to the extent required by law.

     Withdrawals of tenders of Shares may not be rescinded and Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares, however, may be retendered by again following the procedures described in Section 2 of this Offer to Purchase at any time before the Expiration Date.

     All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4. Acceptance for Payment and Payment of Offer Price.

     On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered before the Expiration Date (and not properly withdrawn in accordance with Section 3 of this Offer to Purchase) as soon as practicable after the latest to occur of

     (a)  the Expiration Date, and

     (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions of the Offer set forth in
          Section 15 of this Offer to Purchase.

Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Purchaser, and that determination shall be final and binding on all tendering shareholders. See Section 15 of this Offer to Purchase.

     Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and the delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, Purchaser will formally extend the Offer. See Section 15 of this Offer to Purchase. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of

     (a) certificates representing the Shares (or a timely confirmation of a book-entry transfer of the Shares into the Depositary's account at DTC, as described in Section 2 of this Offer to Purchase),

     (b) a properly completed and duly executed Letter of Transmittal (or facsimile of it) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and

     (c)  any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and by doing so purchased, tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary, as agent for the tendering shareholders, of Purchaser's acceptance for payment of the Shares. Payment for Shares accepted for payment will be made by the deposit of the purchase price for the Shares with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving the payment from Purchaser and transmitting the payment to tendering shareholders. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 1 of this Offer to Purchase, the Depositary may, on behalf of Purchaser, retain tendered Shares, and those Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 3 of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making those payments.

     If any tendered Shares are not accepted for payment and paid for, certificates representing those Shares will be returned (or, in the case of Shares delivered by book-entry transfer with DTC as permitted by Section 2 of this Offer to Purchase, those Shares will be credited to an account maintained with DTC) without expense to the tendering shareholder as promptly as practicable following the expiration or termination of the Offer.

     If, before the Expiration Date, Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay the increased consideration for all Shares accepted for payment pursuant to the Offer, whether or not such Shares have been tendered or accepted for payment before the increase in the consideration.

     Purchaser reserves the right, with the consent of the Company, to transfer or assign in whole or in part to one or more affiliates of Purchaser or Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Federal Income Tax Consequences.

     The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a shareholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the shareholder's adjusted tax basis for the Shares the shareholder sells in the transaction and the amount of cash received for the sale. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. That gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the shareholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of up to 31%. Backup withholding generally applies if the shareholder

     (a)  fails to furnish the shareholder's social security number or TIN,
     (b)  furnishes an incorrect TIN, or

     (c) under some circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is the shareholder's correct number and that the shareholder is not subject to backup withholding.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Some persons generally are entitled to exemption from backup withholding, including corporations, non-United States persons and financial institutions. Particular penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult with his own tax advisor as to the shareholder's qualification for exemption from backup withholding and the procedure for obtaining the exemption. Tendering shareholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     The foregoing discussion may not be applicable to a shareholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to a shareholder who is not a United States person for United States federal income tax purposes, including a shareholder who is not a citizen or resident of the United States, or who is otherwise subject to special tax treatment under the Internal Revenue Code. In addition, the foregoing discussion does not address the tax treatment of holders of options or warrants to acquire Shares or of securities convertible into Shares.

     The federal income tax discussion set forth above is included for general information only and is based upon present law. Shareholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax, and state, local or non-United States income and other tax laws.

6. Price Range of Shares; Dividends.

     The Shares are traded on Nasdaq under the symbol "MWAR." The Company has received one or more notifications from Nasdaq informing it that the Shares do not meet the requirements for continued listing on Nasdaq. See Section 7. As a result, the Shares may cease to be authorized for quotation on Nasdaq. The following table sets forth, for the periods indicated, the high and low per Share sales prices on Nasdaq as reported by published financial sources. The Company has not declared or paid any cash dividends with respect to the Shares for the periods indicated.

                                                            High           Low
                                                            ----           ---

   Fiscal Year Ended March 31, 2000:
            First Quarter                                  $2.000        $1.563
            Second Quarter                                 $2.625        $1.438
            Third Quarter                                  $6.250        $1.563
            Fourth Quarter                                $10.750        $4.750
   Fiscal Year Ending March 31, 2001:
            First Quarter                                  $8.875        $2.375
            Second Quarter                                 $2.656        $1.438
            Third Quarter                                  $1.781        $0.438
            Fourth Quarter                                 $1.500        $0.500
   Fiscal Year Ending March 31, 2002:
            First Quarter                                  $1.010        $0.370
            Second Quarter (through July 3, 2001)          $0.690        $0.640

     On June 29, 2001, the last trading day before the public announcement of the terms of the Offer and the Merger, the closing per Share sales price on Nasdaq was $0.48. On July 3, 2001, the last trading day before commencement of the Offer, the closing per Share sales price on Nasdaq was $0.66. Shareholders are urged to obtain a current market quotation for the Shares.

7. Effects of the Offer on the Market for Shares; Stock Quotations; Registration Under the Exchange Act.

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending on the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     The Shares are listed and traded on Nasdaq, which constitutes the principal trading market for the Shares. Depending on the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the quantitative maintenance criteria of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on Nasdaq and may cease to be authorized for quotation on Nasdaq. Pursuant to the maintenance criteria, issuers on Nasdaq are required to have

     (a)  (1)  at least 750,000 publicly held shares,
          (2)  at least 400 holders of round lots,
          (3)  a market value of publicly held shares of at least $5 million,
          (4)  a minimum bid price per share of $1,
          (5)  net tangible assets of at least $4 million, and
          (6) at least two registered and active market makers for the Shares or

     (b)  (1)  at least 1.1 million publicly held shares,
          (2)  at least 400 holders of round lots,
          (3)  a market value of publicly held shares of at least $15 million,
          (4) a market capitalization of at least $50 million or total assets and total revenue of at least $50 million (each for the most recently completed fiscal year or two of the last three most recently completed fiscal years),
          (5)  a minimum bid price per share of $5, and
          (6)  at least four registered and active market makers for the Shares.

Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares outstanding are not considered publicly held for this purpose.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in Nasdaq or in any other tier of Nasdaq, and the Shares are no longer included in Nasdaq or in any other tier of Nasdaq, the market for Shares could be adversely affected.

     If the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of Nasdaq, the Shares might continue to trade in the over-the-counter market and price quotations might therefore be reported by other sources. The extent of the public market for the Shares and the availability of quotations would, however, depend on the number of holders of Shares remaining at that time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are registered under the Exchange Act. The registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission, and would make some of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings and the related requirement of an annual report to shareholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to some persons, eliminated. According to the Company, as of May 31, 2001, there were approximately 275 holders of record of the Shares.

     The Shares are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers.

If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. Information Concerning the Company.

     Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based on publicly available documents and records on file with the Commission and other public sources including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001. Although neither Purchaser nor Parent has any knowledge that would indicate that the statements contained in this Offer to Purchase based on this information are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in those documents and records or for any failure by the Company to disclose events or information which may have occurred or may affect the significance or accuracy of the information but which are unknown to Purchaser or Parent.

     The Company was incorporated in the State of Iowa in 1977 under the name Microware Systems Corporation. The Company's principal executive offices are located at 1500 NW 118th Street, Des Moines, Iowa 50325 and its telephone number is (515) 223-8000. The following description of the Company's business has been taken from the Company's Annual Report on Form 10-K for the year ended March 31, 2001.

     The Company develops, markets and supports sophisticated real-time operating system software, network and communications software and development tools for the embedded systems, communications and consumer products markets. The Company's operating system product line is built around its OS-9 real-time operating system, which was first introduced in 1980 and has been continually refined to incorporate advances in technology. OS-9 is a real-time operating system targeted at "embedded systems" - computers dedicated to specialized tasks embedded within application-specific industrial or computer products. The Company markets its products through its sales forces in North America, Europe and Japan.

     During the past fiscal year, the Company shifted its emphasis toward network and communications-oriented applications, including introduction of a product, the IXP 1200 Microcode Support Library (MSL), which provides a powerful microcode solution for the Intel IXP 1200 Network processor. This product line is operating system independent and thus can be used with Linux, OS-9 and other popular operating systems. The Company has also developed high performance routing software such as RIP, OSPF, etc., which can be used by the MSL and/or OS-9 network software.

     The Company's business includes developing and marketing system software and middleware for use in embedded systems; communications infrastructure products; networking equipment; networked applications; industrial automation; medical and governmental/military systems; and high volume connected embedded systems for consumer and business uses, such as digital television decoders, advanced wireless telephones and pagers, point-of-sale equipment, in-car navigation systems and Internet appliances. The Company markets its products primarily through its sales forces in North America, Europe and Japan.

     Other Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance with those requirements, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of those persons in transactions with the Company is required to be disclosed in the proxy statements and distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Copies of these materials may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

9. Information Concerning Parent and Purchaser.

     Purchaser is a newly formed Iowa corporation and is a direct wholly owned subsidiary of Parent. To date, Purchaser has not conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer.

     Until immediately before the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available. The address of the principal office of Purchaser is 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 and its business telephone number is (503) 615-1100.

     Parent is a leading provider of building blocks enabling next-generation Internet and communications systems. The building blocks provided to telecommunications equipment manufacturers include Intel-architecture embedded computers, network processors, DSP modules and algorithms, network interfaces and protocols, high-availability switch-fabric system platforms, and SS7/signaling blades and gateways. Parent primarily sells building blocks to original equipment manufacturers, or OEMs. Parent has a broad customer base of leading OEMs.

     Parent's primary focus in on the sale of custom, or "perfect fit" products that are designed to address the specific requirements of its OEM customers. Parent draws on its extensive experience and large design library to create products with varying degrees of customization. Parent's highly differentiated position in the market is a result of its focus on Intel-based technology, its broad array of building-block technology, its tight "virtual division" relationships with its customers, and its use of intellectual property to generate "perfect fit" solutions for its customers.

     Parent is an Oregon corporation. Its registered and principal executive offices are located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 and its telephone number is (503) 615-1100.

     Except as set forth in this Offer to Purchase, none of Parent, Purchaser or, to the best of their knowledge, any of the persons listed in Annex I or Annex II to this Offer to Purchase, or any of their associates (as defined in Rule 12b-2 promulgated under the Exchange Act) or subsidiaries,

     (a)  beneficially owns any securities of the Company,

     (b) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies,

     (c) has engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets, or

     (d) has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. Source and Amount of Funds.

     The total amount of funds required by Parent and Purchaser to purchase all Shares pursuant to the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $16.5 million. Purchaser will obtain these funds from Parent or its affiliates. Parent has sufficient financial resources to satisfy Purchaser's obligations under the Offer and the Merger Agreement and Parent has fully and unconditionally guaranteed the Offer. This Offer is not conditioned on any financing arrangements.

11. Contacts with the Company; Background of the Offer.

     The information in this Section regarding the deliberations of the Company's board of directors and the actions of the Company's management and financial advisor is based on information furnished by the Company to Purchaser.

     Parent seeks strategic acquisitions in key technology areas from time to time as part of its growth strategy. In May 1998, Parent engaged Broadview International LLC ("Broadview") to assist it with corporate development, including possible strategic acquisitions.

     From time to time the Company has discussed potential business combinations with various third parties. Prior to the commencement of the negotiations leading to the execution of the Merger Agreement, on September 22, 1999, the Company formally retained Houlihan Lokey Howard & Zukin Capital ("Houlihan") as its investment banker with respect to a potential transaction involving the sale of the Company or a significant amount of its securities or assets. Over the year and a half, Houlihan contacted over 150 prospects regarding a potential transaction involving the Company.

     In March 2001, Parent became aware of the Company's development of IXP technology. At the request of Glenford J. Myers, Parent's chief executive officer, Broadview contacted the Company to gauge its interest in an acquisition transaction. On April 2, 2001, Broadview contacted the Company's chief executive officer, Ken Kaplan, to discuss the potential for a meeting with Parent's management. At that time, Mr. Kaplan identified Houlihan Lokey Howard & Zukin Capital as the Company's financial advisor.

     On April 14, 2001, Messrs. Myers and Kaplan, George Leonard, the Company's chief financial officer, and Arif Kareem, Parent's senior vice president and general manager, telecommunications division, met at Parent's offices to discuss publicly available information regarding the Company's business, customers, product developments and financial statements.

     From April 22, 2001 through April 24, 2001, the parties negotiated a nondisclosure agreement, which was signed on April 24, 2001. On April 24, 2001, Broadview and Messrs. Kaplan and Leonard discussed various due diligence issues, including the Company's capital structure, debt, financing plans, cash situation, employee retention and stock option issues. Broadview and Messrs. Kaplan and Leonard also discussed the Company's general receptivity to an acquisition transaction.

     On May 8, 2001, Messrs. Myers, Kaplan and Leonard met at the Company's offices to continue discussing a possible business combination. Other members of the management of the Company also participated in this meeting. The parties held preliminary discussions about aspects of a potential combination, including organization, facilities, products, customers, employees, third party relationships and IXP software.

     From May 8 through May 24, 2001, the parties exchanged additional information and internally reviewed the potential benefits of a transaction and the possible structure of a transaction.

     On May 17, 2001, the Company's board discussed the Company's corporate development objectives at one of its regularly scheduled meetings. The Company's board discussed indications of interest regarding a possible transaction with Parent and two other prospects. After discussion, the Company's board recommended moving forward with discussions with Parent and a second interested party (the "Second Interested Party").

     On May 18, 2001, Broadview and Mr. Leonard discussed the Company's capital structure.

     On May 25, 2001, Messrs. Myers, Kaplan and Leonard met at Parent's offices to continue discussing the potential acquisition of the Company by Parent. Members of the management of Parent and representatives of Broadview and Houlihan participated in these meetings. The parties held discussions about aspects of a potential combination, including product synergies, financial projections and customers and markets.

     On June 5, 2001, the board of directors of Parent discussed a potential transaction with the Company. Officers of Parent discussed the opportunities for Parent in the IXP market and presented an overview of the Company, including a review of its technology, finances and operations. After discussion, the board approved management continuing negotiations regarding a strategic acquisition of the Company. Also on June 5, Broadview discussed possible terms of the transaction with the Company.

     On June 11, 2001, the Company requested a decision from the Second Interested Party regarding whether it was prepared to move forward on a potential transaction on an accelerated timetable. The Second Interested Party indicated only that it would be in contact with the Company.

     On June 12, 2001, the board of directors of the Company discussed the current status of the potential transcations and authorized the Company to enter into an exclusivity agreement with Parent. Parent and the Company then signed an exclusivity agreement in which the parties agreed to negotiate in good faith and to negotiate exclusively for a defined period.

     During the week of June 18 through June 23, 2001, representatives of Parent met at the Company to conduct legal, business and financial due diligence. Discussions between the parties about the terms of the transaction also continued during this week.

     During the week of June 25 through June 28, 2001, additional representatives of Parent met with representatives of the Company to conduct additional due diligence.

     From June 18 through June 28, 2001, the parties, assisted by their respective legal counsel and financial advisors, negotiated the terms of the definitive merger agreement and related transaction agreements.

     On June 22, 2001, Mr. Myers and R.F. (Bob) Dunne, Vice President of Sales of Parent, attended meetings at the Company with Messrs. Kaplan, Leonard and other senior management of the Company.

     On June 27, 2001, representatives of the Second Interested Party contacted the Company on an unsolicited basis. The representatives of the Second Interested Party orally outlined to Mr. Leonard the basis on which the Second Interested Party would be willing to proceed with a transaction with the Company. On June 28, 2001, the Second Interested Party also supplied a preliminary term sheet regarding the terms and conditions on which it would consider proceeding.

     The Company's board met on June 29, 2001. At the meeting

     o The Company's management and legal and financial advisors updated the Company's board on the status of negotiations with Parent and informed the Company's board that all substantive issues had been resolved,

     o The Company's board determined that the proposal of the Second Interested Party was financially and structurally inferior to the Purchaser's proposal,

     o The Company's legal advisors made a presentation to the Company's board regarding the fiduciary duties of the Company's board,

     o The Company's board reviewed the current financial condition and liquidity needs of the Company,

     o The Company's legal advisors reviewed with the Company's board the terms of the proposed merger agreement with Parent and the regulatory filings and approvals that would be required in connection with the proposed transaction,

     o    Houlihan made a financial presentation to the Company's board, and

     o Houlihan rendered its opinion that the offer consideration and the merger consideration is fair to the Company's shareholders from a financial point of view.

     Afterwards, the Company's board by a unanimous vote approved the merger agreement and the transactions contemplated by the agreement. The Company's board authorized the execution of the merger agreement and the related agreements by authorized officers of the Company, substantially in the forms presented to the Company's board.

     Parent's board met on June 29, 2001. At the meeting

     o Parent's management, including Parent's vice president and general counsel, and financial advisor updated Parent's board on the status of negotiations with the Company and informed Parent's board that all substantive issues had been resolved,

     o Parent's vice president and general counsel reviewed with Parent's board the terms of the proposed merger agreement with the Company and the regulatory filings and approvals that would be required in connection with the proposed transaction,

     o Parent's financial advisor made a financial presentation to Parent's board, and

     o Parent's financial advisor rendered its opinion that the merger consideration is fair to Parent's shareholders from a financial point of view.

     Afterwards, Parent's board by a unanimous vote approved the merger agreement and the transactions contemplated by the agreement. Parent's board authorized the execution of the merger agreement and the related agreements by authorized officers of Parent, substantially in the forms presented to Parent's board.

     On June 29, 2001 all documentation, including the disclosure schedules of each party, were finalized to the satisfaction of the designated officers, and all conditions with respect to execution of the Merger Agreement were satisfied.

     Late in the day on June 29, 2001:

     o Parent and the Company executed and delivered the Merger Agreement and the 19.9% Option Agreement; and

     o specified shareholders of the Company executed and delivered Shareholder's Agreements in which they agreed, among other things, to tender their shares in the Offer.

     Before the opening of the financial markets on July 2, 2001, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

12. Purpose of the Offer; Short Form Merger; Plans for the Company; Dissenters' Rights; Going Private Transactions.

     Purpose of the Offer. The purpose of the Offer is for Purchaser to acquire control of, and a majority equity interest in, the Company. The purpose of the Merger is to acquire the remaining equity interest. The acquisition of the entire common equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the common equity of the Company from the public shareholders to Parent and to provide public shareholders with cash for all of their Shares. Accordingly, upon completion of the transactions contemplated by the Merger Agreement, Parent will own the entire equity interest in the Company.

     Under the IBCA and the Company's Restated and Amended Articles of Incorporation, the approval of the board of directors of the Company and the affirmative vote of a majority of the holders of outstanding Shares, voting as a single class, are required to approve and adopt the Merger Agreement and the Merger. The board of directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated by the Offer, the Merger and the Merger Agreement, and, unless the Merger is completed pursuant to the short form merger provisions under the IBCA described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other shareholder.

     The Merger Agreement provides that, if approval of the Merger by the shareholders of the Company is required by law, the Company will, as soon as possible following payment for Shares in the Offer, duly call and hold a meeting of shareholders for the purpose of obtaining shareholder approval of the Merger, and the Company, through its Board of Directors, will recommend to shareholders that the approval be given.

     No Assurance. There can be no assurance that the Merger will take place, although each party has agreed in the Merger Agreement to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by the Merger

     Agreement. The Merger is subject to certain conditions, some of which are beyond the control of Parent, Purchaser or the Company. Because Parent's ultimate objective is to acquire ownership of all the Shares, if the Merger does not take place, Parent would consider the acquisition, whether directly or through an affiliate, of the Shares through private or open market purchases, or subsequent tender offers or a different type of merger or other combination of the Company with Purchaser or an affiliate or subsidiary thereof, or by any other permissible means deemed advisable by it. Any of those possible transactions might be on terms of the same as, or more or less favorable than, those of the Offer or the Merger.

     Short Form Merger. Under the IBCA, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's other shareholders. The Merger Agreement provides that if Purchaser, or any other direct or indirect subsidiary of Parent, acquires at least 90% of the outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company, in accordance with Section 490.1104 of the IBCA. If Purchaser acquires at least 90% of the Shares in the Offer, it will be able to effect the Merger under Section 490.1104 of the IBCA. If all of the conditions to Purchaser's obligation to purchase Shares in the Offer are satisfied or waived and the number of Shares tendered is less than 90% of the outstanding Shares, Purchaser may, subject to the limitations set forth in the Merger Agreement, extend the Offer without the consent of the Company. See Section 1 of this Offer to Purchase. If Purchaser does not acquire at least 90% of the outstanding Shares, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's shareholders would be required under the IBCA.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, we expect that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are now being conducted. The Surviving Corporation will operate within the newly created Communications Software Division of Parent. The sole director and officer of Purchaser will be the initial director and officer of the Surviving Corporation. Upon completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After that review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect those actions or changes.

     Except as described in this Offer to Purchase, none of Parent or Purchaser have any present plans or proposals that would relate to or result in

     (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries,
     (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries,
     (c)  any change in the Company's board of directors or management,
     (d) any material change in the Company's indebtedness or capitalization or dividend rate or policy,
     (e) any other material change in the Company's corporate structure or business,

     (f) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, or
     (g) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

     Dissenters' Rights. No dissenters' rights are available in connection with the Offer. If the Merger is completed, however, shareholders of the Company may have rights under the IBCA to dissent, and demand appraisal of, and to obtain payment for, the fair value of their Shares. These rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) to be required to be paid in cash to the dissenting holders for their Shares. In addition, the dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of completion of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, an Iowa court would be required to take into account all relevant factors. Accordingly, the determination could be based on considerations other than, or in addition to, the market value of the Shares. Therefore, the value determined in an appraisal proceeding could be different from the price being paid in the Offer.

     Going Private Transactions. The Merger would have to comply with any applicable federal law operative at the time. The Commission has adopted Rule 13e-3 under the Exchange Act that is applicable to various "going private" transactions and which may under some circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser or Parent seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. If applicable, Rule 13e-3 requires, among other things, that specified financial information concerning the Company and specified information relating to the fairness of the transaction and the consideration offered to minority shareholders in the transaction be filed with the Commission and disclosed to shareholders before the completion of the transaction.

13. Transaction Documents.

The Merger Agreement

     The following summary of material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO referred to in Section 18 of this Offer to Purchase, is qualified in its entirety by reference to the text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

     The Merger. The Merger Agreement provides that, following the completion of the Offer and subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time") Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation and a direct subsidiary of Parent.

     The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver at or before the Effective Time of each of the following conditions:

     (a) Parent or Purchaser or their affiliates shall have completed the Offer, unless the failure to purchase is a result of a breach of Purchaser's obligations to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement,
     (b) the Company Proposals shall have been approved by the requisite vote of the shareholders, if required by applicable law, in order to complete the Merger,
     (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the completion of the Merger which has not been vacated, dismissed or withdrawn before the Effective Time, and
     (d) all consents of any Governmental Authority required for the completion of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained other than those consents the failure to obtain which is not reasonably likely to have a material adverse effect on the business, assets, condition (financial or other), liabilities or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.
     At the Effective Time of the Merger,
     (a) each issued and outstanding Share (other than Shares that are held by shareholders properly exercising dissenters' rights under the IBCA and Shares to be cancelled pursuant to clause (c) below) will be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder of the right, without interest, upon surrender of the certificate representing the Share,
     (b) each Share owned by Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent immediately before the Effective Time shall be cancelled and extinguished, and no payment or other consideration shall be made with respect to the Shares, and

     (c) the shares of Purchaser common stock outstanding immediately before the Merger will be converted into 1,000 shares of the common stock of the Surviving Corporation, which shares will constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately before the Effective Time shall cease to have any rights with respect to those Shares except as otherwise provided for in the Merger Agreement or by applicable Law.

     The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer (and provided that the Minimum Condition has been satisfied), Parent will be entitled to designate the number of directors, rounded up to the next whole number, on the board of directors of the Company that will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the board of directors of the Company equal to at least the number of directors that equals the product of the total number of directors on the board of directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including Shares that are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. At that time, if requested by Parent, the Company also will cause each committee of the board of directors of the Company to include persons designated by Parent constituting the same percentage of each committee as Parent's designees are of the board of directors of the Company. The Company will, upon request by Parent, promptly increase the size of the board of directors of the Company or exercise reasonable efforts to secure the resignations of the number of directors necessary to enable Parent's designees to be elected to the board of directors of the Company in accordance with terms of this section and to cause Parent's designees to be elected.

     Shareholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to complete the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the completion of the Offer for the purpose of voting on the Company Proposals. The Merger Agreement provides that the Company will, if required by applicable law in order to complete the Merger, prepare and file with the Commission and, when cleared by the Commission, will mail to shareholders a proxy statement in connection with a meeting of the Company's shareholders to vote on the Company Proposals, or an information statement, as appropriate, satisfying all requirements of the Securities Exchange Act.

     If Purchaser acquires at least a majority of the Shares and waives the Minimum Condition, it will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger.

     The Merger Agreement provides that if Parent or Purchaser acquires at least 90% of the outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a meeting of shareholders of the Company, in accordance with Section 490.1104 of the IBCA.

     Options, Warrants and Convertible Securities. The Merger Agreement provides that each option outstanding immediately before the Effective Time to purchase Shares ("Company Option") and each warrant outstanding immediately before the Effective Time to purchase Shares ("Company Warrant"), whether or not then exercisable or vested, shall constitute the right to receive an amount in cash equal to the positive difference, if any, between the Per Share Amount and the exercise price of the Company Option or Company Warrant, as applicable, multiplied by the number of Shares for which the Company Option or Company Warrant, as applicable, was exercisable immediately before the Effective Time, subject to reduction only for any applicable withholding taxes. The Company shall provide a period of at least 30 days before the Effective Time during which Company Options may be exercised to the extent exercisable at the Effective Time and, upon the expiration of that period, all unexercised Company Options shall immediately terminate. All unexercised Company Warrants shall terminate at the Effective

Time. In no event will any Company Options or Company Warrants be exercisable after the Effective Time, except to receive cash.

     The Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company's employee stock purchase plan to be before the Effective Time and to terminate the plan as of the Effective Time.

     The Company has agreed to use reasonable efforts to ensure that, as soon as practicable following the date of the Merger Agreement, but in no event later than the Effective Time, no participant in the Company's 401(k) plan will have any right under that plan to acquire capital stock of the Company except for purchases on the open market. The Company also has agreed to use reasonable efforts to ensure that, following the Effective Time, no participant in any Company equity plans shall, subject to the treatment of Company options and warrants as described above, have any right under those plans to acquire capital stock of the Company or Parent except for purchases on the open market.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has agreed that, before the Effective Time, each of the Company and the Company Subsidiaries will carry on its business in all material respects in the ordinary and usual manner and, to the extent consistent therewith, will use reasonable efforts to maintain its existing relationships with suppliers, customers, employees and business associates, and will not, without the prior written consent of Parent or as otherwise contemplated by the Merger Agreement:

     (a) amend its Articles of Incorporation or Bylaws;

     (b) enter into any new agreements or modify existing agreements respecting an increase in compensation or benefits payable to its officers or employees;

     (c) split, combine, reclassify any of the outstanding shares of its capital stock or otherwise change its authorized capitalization;

     (d) declare, set aside or pay any dividends payable in cash, stock or property with respect to shares of its capital stock;

     (e) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than pursuant to exercise of outstanding Company Options and Company Warrants consistent with their terms);

     (f) redeem, purchase or otherwise acquire any shares of its capital stock, merge into or consolidate with any other corporation or permit any other corporation to merge into or consolidate with it, liquidate or sell or dispose of any of its assets, or close any plant or business operation;

     (g) except for the incurrence of accounts payable in the ordinary course of business consistent with past practice and of substantially similar nature to the accounts payable reflected in the Company Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, and the weighted average age of which does not exceed 55 days, incur, assume or guarantee any indebtedness, including accounts payable, or modify or repay any existing indebtedness;

     (h) enter into any transaction, make any commitment (whether or not subject to the approval of the board of directors of the Company) or modify any Company Material Contracts, except as otherwise contemplated or permitted by the Merger Agreement or in the ordinary course of business and not exceeding $50,000 singly, or $100,000 in the aggregate, or take or omit to take any action which could be reasonably anticipated to have a Material Adverse Effect;

     (i) transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of, any property or assets (including without limitation any intellectual property), encumber any property or assets or incur or modify any liability, other than the sale of inventory in the ordinary and usual course of business;

     (j) authorize or make any capital expenditures, form any subsidiary, or make any acquisition of, or investment in, assets or stock of any other person or entity;

     (k) make any tax election;

     (l) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or renewed without prior notice to Parent;

     (m) change its method of accounting as in effect at March 31, 2001 except as required by changes in generally accepted accounting principles as concurred with by the Company's independent auditors, or change its fiscal year, or permit the weighted average age of its accounts receivable to exceed 105 days; or

     (n) authorize or enter into an agreement to do any of the actions referred to in paragraphs (a) through (m) above.

The Merger Agreement further provides that the Company shall comply, in all material respects, with all Laws applicable to it.

     No Solicitation. Pursuant to the Merger Agreement, the Company and any Company Subsidiary shall not directly, or indirectly through any officer, director, agent, employee, financial advisor, affiliate, other advisor or representative or representative of its advisors or agents (each, a "Representative"),

     (a) encourage, initiate or solicit or otherwise facilitate, on or after the date of the Merger Agreement, any inquiries or the submission of any proposals or offers from any person relating to any merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 10% or more of the assets or any class of equity securities of, the Company or any Company Subsidiary (each, a "Company Takeover Proposal"),

     (b) participate in any negotiations regarding, furnish to any other person any information with respect to, or otherwise assist or discuss or participate in, any attempt by any third party to propose or offer any Company Takeover Proposal, otherwise facilitate any effort or attempt to make or implement a Company Takeover Proposal,

     (c) enter into or execute any agreement relating to a Company Takeover Proposal, or

     (d) make or authorize any public statement, recommendation or solicitation in support of any Company Takeover Proposal or any proposal or offer relating to a Company Takeover Proposal, in each case other than with respect to the Offer and the Merger.

Notwithstanding the foregoing, nothing contained in the Merger Agreement prohibits the Company from:

     (a) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act with regard to a Company Takeover Proposal;

     (b) providing information in response to a request for the information by a person who has made an unsolicited bona fide written Company Takeover Proposal if the board of directors of the Company receives from the person requesting the information an executed confidentiality agreement on terms no less protective of the confidential information of the Company, Parent and Purchaser than those in effect pursuant to the Mutual Disclosure Agreement dated June 12, 2001 between the Company and Parent (the "Confidentiality Agreement");

     (c) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Company Takeover Proposal;

     (d) withdrawing or modifying the approval or recommendation by the board of directors of the Company of the Merger Agreement, the Offer or the Merger in connection with recommending an unsolicited bona fide written Company Takeover Proposal to the shareholders of the Company or entering into any agreement with respect to an unsolicited bona fide written Company Takeover Proposal; or

     (e) after the Schedule TO is filed, referring a third party to Section 4.8 of the Merger Agreement or making a copy of Section 4.8 and/or the Confidentiality Agreement available to any third party;

if and only to the extent that, both

     (a) in each case referred to in clause (b), (c) or (d) above, the board of directors of the Company determines in good faith after receipt of an opinion from outside legal counsel experienced in these matters that the action is necessary for its directors to comply with their respective fiduciary duties under applicable law, and

     (b) in each case referred to in clause (c) or (d) above, the board of directors of the Company determines in good faith (after consultation with its Financial Advisor) that the Company Takeover Proposal, if accepted, is reasonably likely to be completed, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if completed, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by the Merger Agreement (any superior Company Takeover Proposal being referred to as a "Superior Proposal").

     Pursuant to the Merger Agreement, the Company has ceased and caused to be terminated any activities, discussions or negotiations with any parties conducted as of and before the date of the Merger Agreement that are prohibited by the non-solicitation provisions of the Merger Agreement. The Company has agreed to take the necessary steps to inform promptly its Representatives of the obligations undertaken in the Merger Agreement. The Company will immediately notify Parent if any inquiries, proposals or offers are received by, and information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives relating to a Company Takeover Proposal, indicating, in connection with the notice, the name of the person and the material terms and conditions of any proposals or offers, and the Company will keep Parent informed, on a current basis, of the status and terms of any proposals or offers and the status of any negotiations or discussions. The Company also will promptly request each person (other than Parent) that has executed a confidentiality agreement in connection with its consideration of a Company Takeover Proposal to return all confidential information furnished to that person by or on behalf of it or any of its subsidiaries.

     June 30 Financial Statements. The Company will publicly announce, following consultation with Parent as required by Section 4.6 of the Merger Agreement, by means of a press release its financial results for the quarter ending June 30, 2001 (the "June 30 Financial Results") by no later than July 25, 2001. The June 30 Financial Results will summarize the financial statements that would otherwise be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and will include, among other items and consistent with past practice, information regarding the Company's cash and cash equivalents, short-term investments, trade receivables net of allowances for doubtful accounts and accounts payable. It is a condition to the completion of the Offer that these items meet specified criteria.

     The June 30 Financial Results will be prepared in accordance with generally accepted accounting principles applied on a consistent basis and will present fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as of June 30, 2001 and the results of their operations and cash flows for the quarter then ended, subject to normal year-end audit adjustments and the fact that some information has been condensed or omitted in accordance with the Company's past practice with respect to announcing its financial results before filing the corresponding Form 10-Q.

     Indemnification. On and after the Effective Time, for six years (or, if shorter, the applicable statute of limitations), Parent shall not permit the articles of incorporation of the Surviving Corporation to contain provisions any less favorable with respect to indemnification than are set forth in the articles of incorporation of the Company immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who both on the date of this Agreement and at the Effective Time were directors or officers of the Company (the "Indemnified Parties"); provided that each Indemnified Party represents and warrants that the person has no knowledge of any claim for which indemnification would be required. Notwithstanding the foregoing, Parent may cause the Surviving Corporation to repeal or otherwise eliminate from its articles of incorporation the indemnification provisions if a substantially similar indemnity is provided by Parent for the Indemnified Parties. The

Indemnified Parties shall be intended third-party beneficiaries of the foregoing provisions on indemnification.

     For two years from the Effective Time, Parent has agreed to maintain in effect the current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or before the Effective Time, so long as the annual premium would not be in excess of $300,000. If the premiums for the insurance would at any time exceed $300,000, then Parent will maintain policies of insurance which in Parent's good faith determination provide the maximum coverage available at an annual premium equal to $300,000.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, its organization, capitalization, subsidiaries, authority relative to the Merger Agreement, governmental approvals with respect to the Merger Agreement, the absence of contractual or legal violations resulting from the Merger Agreement, public filings, financial statements, the absence of material adverse effects on the Company and certain other events since March 31, 2001, the absence of undisclosed liabilities, compliance with laws, governmental permits, litigation, material contracts, employee benefit plans, taxes, intellectual property, disclosure documents, labor matters, the absence of limitations on conduct of business, title to property, owned and leased premises, environmental matters, insurance, product liability and recalls, customers, interested party transactions, finders and investment bankers, fairness opinion, takeover statutes, full disclosure, absence of rights agreements, absence of certain unlawful payments, ability to pay debts and expense reduction.

     Reasonable Efforts. Under the Merger Agreement, each of the Company, Parent and Purchaser has agreed to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to complete and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including obtaining all consents from governmental authorities and other third parties required for the completion of the Offer and the Merger and the transactions contemplated by the Offer and the Merger. The Company, Parent and Purchaser also have agreed to use reasonable efforts to take all actions and to do all things necessary to satisfy the other conditions of the closing of the Merger.

     Public Announcements. So long as the Merger Agreement is in effect, the parties will not, and will use reasonable efforts to cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Offer or the Merger or the transactions contemplated by the Merger Agreement without the consent of the other parties (which shall not be unreasonably withheld or delayed), except where the release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD or Nasdaq, in which case the parties, before making the announcement, will consult with each other regarding the announcement. Parent publicly announced the transactions contemplated by the Merger Agreement, including the Offer and the Merger, immediately after the execution of the Merger Agreement.

     Termination; Fees. The Merger Agreement may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of the Company of the Merger:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the completion of the transactions contemplated by the Merger Agreement and the order, decree or ruling or other action shall have become final and nonappealable;

     (c) by Parent before paying for the Shares pursuant to the Offer if:

          (i) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within the lesser of (A) 5 days after the giving of written notice of the breach or failure to perform to the Company or (B) the number of days between the date Parent becomes aware of the breach or failure to perform (on which date Parent shall provide written notice of the breach or failure to perform to the Company) and the then scheduled expiration date of the Offer;

          (ii) any representation or warranty of the Company shall not have been true and correct when made (without for this purpose giving effect to qualifications of materiality contained in the representation and warranty), if the failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

          (iii) any representation or warranty of the Company shall cease to be true and correct at any later date (without for this purpose giving effect to qualifications of materiality contained in the representation and warranty) as if made on that date (other than representations and warranties made as of a specified date), other than as a result of a breach or failure to perform by the Company of any of its covenants or agreements under the Merger Agreement, if the failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that the representation or warranty is incapable of being cured or has not been cured within the lesser of (A) 5 days after the giving of written notice thereof to the Company or (B) the number of days between the date Parent becomes aware thereof (on which date Parent shall provide written notice thereof to the Company) and the then scheduled expiration date of the Offer; provided, further, that the right to terminate the Merger Agreement pursuant to provision described in this paragraph (iii) shall not be available to Parent if Purchaser or any other affiliate of Parent shall acquire Shares pursuant to the Offer;

     (d) by Parent if, whether or not permitted to do so by the Merger Agreement, the board of directors of the Company or any committee of the board of directors of the Company shall have,

          (i) withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer or any of the Company Proposals;

          (ii) approved or recommended to the shareholders of the Company any Company Takeover Proposal;

          (iii) approved or recommended that the shareholders of the Company tender their Shares in any tender or exchange offer that is a Company Takeover Proposal;

          (iv) affirmatively taken any written position or made any written disclosures to the Company's shareholders permitted pursuant to the "No Solicitation" provisions of the Merger Agreement described above which has the effect of any of the foregoing;

          (v) resolved to take any of the foregoing actions;

     (e) by either Parent or the Company if, as the result of the failure of the Minimum Condition or any of the other conditions set forth in the Merger Agreement, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer; provided that if the failure to satisfy any conditions set forth in the Merger Agreement shall be a basis for termination of the Merger Agreement under any section other than the one described in this paragraph (e), a termination pursuant to the section described in this paragraph (e) shall be deemed a termination under the other section;

     (f) by either Parent or the Company if the Offer shall not have been completed on or before September 30, 2001; provided that the right to terminate the Merger Agreement pursuant to the section described in this paragraph (f) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be completed by such time;

     (g) by the Company, if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 5 days after the giving of written notice of the breach or failure to perform to Parent; or

     (h) by the Company in order to accept a Superior Proposal; provided that the board of directors of the Company reasonably determines in good faith after receipt of an opinion from outside legal counsel experienced in these matters that it is or is reasonably likely to be required to accept the proposal in order to discharge properly its fiduciary duties; the Company has given Parent three business days advance notice of the Company's intention to accept the Superior Proposal; the Company shall in fact accept the Superior Proposal; the Company shall have paid the fee and expenses described below; and the Company shall have complied in all respects with the no solicitation provisions of the Merger Agreement.

     In the event of termination of the Merger Agreement and the abandonment of the Offer or the Merger, the Merger Agreement (other than specified sections) shall become void and of no effect with no liability on the part of any party to the Merger Agreement (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives);

provided, however, that no termination pursuant to the Merger Agreement shall relieve any party from any liability for any willful breach of the Merger Agreement before termination. If the Merger Agreement is terminated as provided in the Merger Agreement, each party shall use all reasonable efforts to redeliver all documents, work papers and other material (including any copies of documents, work papers and other material) of any other party relating to the transactions contemplated by the Merger Agreement, whether obtained before or after the execution of the Merger Agreement, to the party furnishing the same.

     The Company agrees that if the Merger Agreement is terminated pursuant to

          (i)  the provisions described in clause (d) above,

          (ii) the provision described in clause (h) above, or

          (iii) the provision described in clause (e) or (f) above and, with respect to this clause (iii), (A) at the time of such termination, there shall be outstanding a bona fide Company Takeover Proposal which has been made directly to the shareholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a bona fide intention to make a Company Takeover Proposal (in each case whether or not conditional and whether or not the proposal shall have been rejected by the board of directors of the Company) or (B) a Company Takeover Proposal shall be publicly announced by the Company or any third party within nine months following the date of termination and the transaction shall at any time after that time be completed on substantially the terms announced, then the Company shall pay to Parent the sum of $775,000. Any payment required by the Merger Agreement shall be made as promptly as practicable but in no event later than two business days following termination of the Merger Agreement in the case of clause (i) above, upon termination of the Merger Agreement in the case of clause (ii) above and, in the case of clause (iii) above, upon completion of the Company Takeover Proposal, and shall be made by wire transfer of immediately available funds to an account designated by Parent. The Company is required to pay Parent's costs and expenses in connection with the transactions contemplated by the Merger Agreement if the Merger Agreement is terminated for other specified reasons.

     Guarantee. Parent has guaranteed the payment by Purchaser of the Per Share Amount and any other amounts payable by Purchaser pursuant to the Merger Agreement and has agreed to cause Purchaser to perform all of its other obligations under the Merger Agreement in accordance with its terms.

     Amendments, Extensions and Waivers. Subject to applicable law, the Merger Agreement may be amended by the parties to the Merger Agreement by a written agreement signed by all the parties. At any time before to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties made to that party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (c) waive compliance with any of the agreements or conditions for the benefit of that party contained in the Merger Agreement.

Shareholder's Agreements

     As an inducement to Parent and the Purchaser entering into the Agreement with the Company, Kenneth B. Kaplan, Mesirow Capital Partners VI and Motorola, Inc. (the "Shareholders"), who own 6,972,978 Shares (or approximately 36% of the Shares on a fully diluted basis), have entered into Shareholder's Agreements (the "Shareholder's Agreements") with Parent and Purchaser.

     The following summary of material provisions of the Shareholder's Agreements, copies of which are filed as exhibits to the Schedule TO, is qualified in its entirety by reference to the text of the Shareholder's Agreements.

     Agreement to Tender. The Shareholders have agreed to tender their Shares in the Offer and that they will not withdraw any tendered Shares. The Shareholders have agreed to tender their Shares not later than five business days following commencement of the Offer. In connection with this agreement, the Company has agreed with, and covenanted to, Parent that the Company will not register the transfer of any certificate representing any of the Shareholders' Shares, unless the transfer is made to Parent or the Purchaser or otherwise in compliance with the Shareholder's Agreements.

     Grant of Irrevocable Proxy. Each of the Shareholders has irrevocably granted to, and appointed, Parent and any individual designated by Parent as the Shareholder's proxy and attorney-in-fact, to vote the Shareholder's Shares, or grant a consent or approval in respect of the Shares, at any meeting of shareholders of the Company or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, against (a) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (b) any amendment of the Company's articles of incorporation or bylaws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

     Representations, Warranties, Covenants and Other Agreements. Each of the Shareholders has made representations and warranties in the Shareholder's Agreements, including with respect to

     (a)  ownership of the Shareholder's Shares,

     (b) the authority to enter into and perform the Shareholder's obligations under the Shareholder's Agreement and the absence of required consents and statutory or contractual conflicts or violations,

     (c) the absence of liens, claims, security interests, proxies, voting trusts or other arrangements or any other encumbrances on or in respect of the Shares, except for those disclosed to the Purchaser,

     (d)  finder's fees, and

     (e) an acknowledgment of Parent's reliance on the Shareholder's execution of the Shareholder's Agreement in entering into, and causing the Purchaser to enter into, the Agreement.

In addition, each of the Shareholders has agreed not to transfer, or consent to any transfer of any or all of the Shareholder's Shares or any interest in the Shareholder's Shares (except as contemplated by the Shareholder's Agreement), enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shareholder's Shares or any interest in the Shareholder's Shares, grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares or any interest in the Shares except with respect to election of directors at the Company's annual meeting, deposit the Shares into a voting trust or enter into a voting arrangement or agreement with respect to the Shares or take any other action that would in any way restrict, limit or interfere with the Shareholder's obligations under the Shareholder's Agreement. Each of the Shareholders also has agreed, directly or indirectly, not to solicit, initiate or encourage the submission of any Company Takeover Proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.

     Termination. The Shareholder's Agreements, and all rights and obligations under the Shareholder's Agreements, shall terminate upon the earlier of (a) the date on which the Merger Agreement is terminated in accordance with its terms or
(b) the date that Parent or the Purchaser purchases and pays for the Shares of the Shareholder pursuant to the terms of the Shareholder's Agreement; provided, however, that the termination of the Shareholder's Agreement will not relieve any party if liability for breach of the Shareholder's Agreement before its termination.

     In addition to the terms described above, Parent and Purchaser have agreed to obtain Motorola, Inc.'s consent if Parent and Purchaser propose to

     (a)  reduce the number of Shares subject to the Offer,

     (b)  reduce the Per Share Amount,

     (c) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by the Merger Agreement),

     (d)  except as provided in the Merger Agreement, extend the Offer,

     (e)  change the form of consideration payable in the Offer, or

     (f) amend any other term of the Offer in any manner adverse to the holders of Shares.

Failure to obtain Motorola's consent will result in the termination of Parent's shareholder's agreement with Motorola.

19.9% Option Agreement

     In connection with the Merger Agreement, Parent and the Company have entered into a 19.9% Option Agreement. Under this agreement, the Company granted to Parent an irrevocable option to purchase 3,814,462 shares of the Company's common stock (approximately 19.9% of the outstanding shares of the Company's common stock) for a purchase price of $0.48 per share. A copy of the option agreement is attached to the Schedule TO and is incorporated by reference. The following description is qualified in its entirety by reference to the text of the 19.9% Option Agreement.

     The option will become exercisable by Parent upon the occurrence of a "triggering event" before the option is terminated. The triggering events are the same events as those that trigger payment of the termination fee under the Merger Agreement discussed above.

     The option will terminate at the earlier of

     o    the Effective Time, or

     o 180 days after the one year anniversary of the termination date of the merger agreement.

     If a triggering event occurs before the option is terminated, Parent can have the shares of the Company common stock underlying the option registered.

     In addition, within one year after the termination of the Merger Agreement, Parent can sell all or any portion of Company shares to the Company at either

     o    the purchase price of $0.48 per share, or

     o the average closing price for the five trading days before notice of the sale is given to the Company.

     Instead of purchasing the Company's shares, Parent also has the option to receive a cash amount from the Company equal to the spread between the purchase price of the options and either

     o the closing price on the trading day before exercise of the option agreement, or

     o    the highest price proposed to be paid in an acquisition of the Company multiplied by all or any portion of the options, as specified by Parent.

     The total amount received by Parent from the termination fee and the option agreement may not exceed a total of $775,000.

     Companies enter into arrangements like the option agreement to increase the likelihood that the transaction will be completed, to discourage other bidders and to compensate the recipient of the option for the efforts undertaken and costs incurred if the transaction is not completed because of an acquisition or potential acquisition by a third party of the issuer of the option.

The option agreement was entered into to accomplish these objectives and may discourage offers by third parties to acquire the Company. Parent required that the Company enter into the option agreement as a condition to Parent's entering into the Merger Agreement.

Termination and Buy-out Agreement

     A copy of the termination and buy-out agreement is attached to the Schedule TO and is incorporated by reference. The following description is qualified in its entirety by reference to the text of the buyout agreement.

     As a condition to Parent and Purchaser entering into the Merger Agreement, the Company entered into a termination and buy-out agreement on June 29, 2001 with Elder Court, LLC and other specified parties (collectively, "Elder"). Under the agreement, Elder agreed to terminate a securities purchase agreement, an equity line of credit agreement and two registration rights agreements between it and the Company and to deliver to the Company for cancellation a convertible debenture and several warrants to purchase shares of the Company's common stock. The Company agreed to pay Elder $2.2 million as consideration for the termination and cancellation. Parent will advance to the Company the $2.2 million it is required to pay Elder under the agreement. In addition, Elder agreed to tender at least 250,000 shares of the Company's common stock owned by it (representing approximately 1% of the Shares on a fully diluted basis).

     The agreement may be terminated

     (a)  by mutual written agreement of all the parties to the agreement,

     (b) if the Company, on the one hand, or any of the other parties to the agreement, on the other hand, commits a material breach of the agreement and fails to cure the breach within 5 days after receiving written notice by the non-breaching party after providing written notice of termination, or

     (c) by either party if the offering price per share for the Company's common stock in the Offer exceeds $1.00 per share.

     The agreement will terminate automatically if

     (a)  the Merger Agreement is terminated pursuant to its terms,

     (b) the transactions contemplated by the buy-out agreement are not completed by September 30, 2001, or

     (c) the average closing price for the Company's common stock on Nasdaq for any period of 5 consecutive trading days is less than $0.33 per share.

     If the buy-out agreement is terminated as described above, the debenture held by Elder will be automatically amended to reduce its per share conversion price to the lower of (a) $0.69 or (b) 77% of the market price of the shares as defined in the debenture. The Company's equity line of credit agreement with Elder also will be automatically amended to provide Elder with a 17% discount from the market price on the shares it purchases from the Company.

     The completion of the transactions contemplated by the buy-out agreement is a condition to the completion of the Offer. See Section 15 of this Offer to Purchase.

14. Dividends and Distributions.

     As discussed in Section 13, the Merger Agreement provides that the Company will not take specified actions including paying dividends on, or making any other distributions in respect of, any of its capital stock, splitting, combining, or reclassifying any of its capital stock or purchasing, redeeming, or otherwise acquiring any shares of capital stock of the Company.

     If on or after the date of the Merger Agreement and notwithstanding the provisions of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire presently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (c) issue or sell any shares of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire shares of any class or convertible securities (other than Shares issued pursuant to, and in accordance with the terms in effect on the date of the Merger Agreement of, stock options, warrants or convertible preferred shares issued before the date of the Merger Agreement), then, without prejudice to Purchaser's rights under the Merger Agreement, Purchaser (subject to the Merger Agreement), in its sole discretion, may make the adjustments in the Offer price and other terms of the Offer that it deems appropriate to reflect the Company's action.

     If, on or after the date of the Merger Agreement and notwithstanding the provisions of the Merger Agreement, the Company declares or pays any cash, non-cash or stock dividend or other distribution on, or issues any rights with respect to, the Shares, payable or distributable to shareholders of record on a date before the transfer to the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under the Merger Agreement,

     (a) the price per Share payable by Purchaser pursuant to the Offer may, subject to the provisions of the Merger Agreement, in the sole discretion of Purchaser, be reduced by the amount of the cash dividend or distribution, and

     (b) any non-cash dividend, distribution or right to be received by the tendering shareholders will

          (i) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or

          (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser.

Pending remittance, Purchaser will be entitled, subject to applicable law, to all rights and privileges as owner of any non-cash dividend, distribution or right or proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value of the non-cash dividend, distribution or right, as determined by Purchaser in its sole discretion.

15. Conditions of the Offer.

     Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to Rule 14e-1(c) and any other applicable rules and regulations of the Commission, pay for and, subject to the same rules or regulations, may delay the acceptance for payment of any tendered Shares and, except as provided in the Merger Agreement, amend or terminate the Offer as to any Shares not then paid for if:

     (a) the Minimum Condition has not been satisfied; or

     (b) immediately before acceptance for payment, (i) or the transactions contemplated by the Buy-out Agreement have not been completed, and the Company Warrants and other derivative securities held by third parties have not been delivered to the Company for cancellation, as contemplated by the Buy-out Agreement; (ii) all Consents (including without limitation Consents from Governmental Authorities or required under any Company Material Contract) required to be obtained by the Company for completion of the transactions contemplated by the Merger Agreement, the obtaining of which Consents shall not require any payment by Parent, Purchaser or the Company to any third parties, shall not have been obtained, (iii) all Company Options under the Company's 1991 Stock Option Plan, 1992 Stock Option Plan, 1995 Stock Option Plan or any other stock option plan or agreement of the Company have not been terminated; or

     (c) at any time after the date of the Merger Agreement and before the time of payment for any Shares, whether or not any Shares have previously been accepted for payment or paid for pursuant to the Offer, any of the following conditions exists:

          (i) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a Law shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any case (A) restrains or prohibits the making or completion of the Offer or the completion of the Merger, (B) prohibits or restricts the ownership or operation by Parent, or any of its affiliates or subsidiaries, of any portion of the Company's business or assets if it would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Parent, or any of its affiliates or subsidiaries, to dispose of or hold separate any portion of the Company's business or assets if it would substantially deprive Parent and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (C) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including the right to vote Shares purchased by Purchaser pursuant to the Offer or the Merger on all matters properly presented to the shareholders of the Company, or (D) imposes any material limitations on the ability of Parent and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

          (ii) a Governmental Authority shall have instituted an action, or an action by a Governmental Authority shall be pending or threatened, seeking to restrain or prohibit the making or completion of the Offer or completion of the Merger, or to impose any other restriction, prohibition or limitation referred to in the foregoing paragraph (i); or

          (iii) the Company or Parent terminates the Merger Agreement in accordance with its terms; or

          (iv) any of the following events occurs: (A) any general suspension of, or limitation on prices for, trading in the Shares on Nasdaq, (B) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (C) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening of the events set forth in (A) or (B); or

          (v) Parent and the Company agree that Purchaser shall amend the Offer, terminate the Offer or postpone the payment for Shares pursuant to the Offer; or

          (vi) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct when made, or shall have ceased to be true and correct before the Closing (other than representations and warranties made as of a specified date) unless, with respect to any representations or warranties not qualified by a "Material Adverse Effect," the inaccuracies under those representations and warranties, taken as a whole, could not reasonably be expected to result in a Material Adverse Effect on the Company, or the Company shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement; provided, however, that the breach or failure to perform is incapable of being cured or has not been cured within the lesser of (A) 5 days after the giving of written notice of the breach or failure to perform to the Company or (B) the number of days between the date Parent becomes aware of the breach or failure to perform (on which date Parent shall provide written notice of the breach or failure to perform to the Company) and the then scheduled expiration date of the Offer; or

          (vii) the Company's board of directors modifies or amends its recommendation of the Offer in any manner adverse to Parent or withdraws its recommendation of the Offer, or recommends acceptance of any Company Takeover Proposal or resolves to do any of the foregoing; or

          (viii) (A) any corporation, entity or "group," as defined in Section 13(d)(3) of the Securities Exchange Act ("person/group"), other than Parent and Purchaser or any person/group listed in the Company's definitive proxy statement filed on August 21, 2000, acquires beneficial ownership of more than 10% of the outstanding Shares, or is granted any options or rights, conditional or otherwise, to acquire a total of more than 10% of the outstanding Shares and which, in each case, does not tender the Shares beneficially owned by it in the Offer; (B) any new group is formed which beneficially owns more than 10% of the outstanding Shares and which does not tender the Shares beneficially owned by it in the Offer; or (C) any person/group, other than Parent or one or more of its affiliates, enters into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

          (ix) any change, development, effect or circumstance occurs or is threatened that would reasonably be expected to have a Material Adverse Effect with respect to the Company; or

          (x) the Company commences a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 5 business days.

     The preceding conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to the condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of any right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Common Shares not accepted for payment shall be promptly returned to the tendering shareholders.

16. Legal Matters.

     General. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any approval or other action be required, Purchaser expects the approval or action would be sought, except as described below under "State Takeover Laws." Though Purchaser does not intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any of these matters, Purchaser does not assure you that an approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that parts of the Company's business would not have to be disposed of in the event that the approvals were not obtained or the other actions were not taken or in order to obtain the approval or other action. If some types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase.

     State Takeover Laws. The Company and some of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, shareholders and/or a principal place of business in those states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of shareholders in and is incorporated under the laws of the applicable state.

     The Company is incorporated under the laws of the State of Iowa. In general, Section 490.1110 of the IBCA ("Section 490.1110") prevents an "interested shareholder" (including a person who owns or has the right to acquire 10% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and other actions) with an Iowa corporation for a period of three years following the date the person became an interested shareholder. The board of directors of the Company has taken all appropriate action so that neither Parent nor Purchaser is an "interested shareholder" pursuant to Section 490.1110.

     Neither Parent nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer nor any action taken in connection with the Offer is intended as a waiver of that right. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that the statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in completing the Offer.

     Antitrust. Based upon an examination of publicly available information relating to Parent and the Company, the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, do not apply to the Offer or the Merger. Purchaser does not assure you, however, that a challenge to the Offer on antitrust grounds will not be made, or, if a challenge is made, what the result would be. See Section 15 of this Offer to Purchase for conditions to the Offer, including conditions with respect to judicial or governmental actions.

17. Fees and Expenses.

     Purchaser has retained Mellon Investor Services LLC to act as the Information Agent and the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The

Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for specified out-of-pocket expenses. Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against specified liabilities and expenses in connection with the Offer, including specified liabilities under the federal securities laws.

     Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.

     The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant to the Offer, Purchaser will make a good faith effort to comply with the state statute or seek to have the statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with any the state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Parent, Purchaser or the Company not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized.

     Parent and Purchaser have filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Tender Offer Statement and any amendments to it, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                                          Drake Merger Sub, Inc.

July 5, 2001

                                     Annex I

                      Information Concerning the Directors
                        and Executive Officers of Parent

     The names and ages of the directors and executive officers of Parent, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual is a citizen of the United States and has been employed by Parent for the last five years. Except as otherwise noted, the directors and executive officers of Parent have a business address of 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 with a business telephone number of (503) 615-1100.

Name                                                    Age         Position with the Company
----                                                    ---         -------------------------
Dr. Glenford J. Myers............................        54         Chairman of the Board, President
                                                                    and Chief Executive Officer
Ronald A. Dilbeck................................        48         Chief Operating Officer
R.F. (Bob) Dunne.................................        47         Vice President of Sales
Arif Kareem......................................        47         Sr. Vice President and General Manager,
                                                                    Telecommunications Division
Annette M. Mulee.................................        48         Vice President, General Counsel and Secretary
James F. Dalton..................................        42         Director
Richard J. Faubert...............................        53         Director
C. Scott Gibson..................................        49         Director
Jean-Pierre D. Patkay............................        50         Director
Jean-Claude Peterschmitt.........................        67         Director
Carl W. Neun.....................................        57         Director

     Dr. Glenford J. Myers founded Parent in March 1987 and has served as Parent's Chairman of the Board, President and Chief Executive Officer since that time. From 1981 to 1987, he held various management positions with Intel Corporation in microprocessor development. From 1968 to 1981, Dr. Myers held various engineering and management positions with IBM. Dr. Myers holds a Ph.D. from the Polytechnic Institute of New York, an M.S. from Syracuse University and a B.S.E.E. from Clarkson College. He is the author of eight books on computer architecture, software design and software testing.

     Ronald A. Dilbeck joined Parent in May 1996 as Vice President and General Manager, Automation and Control Division and was appointed to the position of Chief Operating Officer of the Company in October 2000. From 1994 to 1996, Mr. Dilbeck was President and Chief Executive Officer of nCUBE, Inc, a company that builds interactive multimedia servers. From 1983 to 1994, he held various engineering management positions with Sequent Computer Systems, a manufacturer and provider of information technology solutions, the most recent being Director of Integration Services. Mr. Dilbeck holds an M.S.E.E. from Washington State University and a B.S.E.E. and a B.S. in Mathematics from Oregon State University.

     R.F. (Bob) Dunne joined Parent in April 2001 as Vice President of Sales. Before joining Parent, Mr. Dunne successfully launched Webridge, Inc., an Internet software infrastructure company. Before joining Webridge, Mr. Dunne spent 12 years at Tektronix, Inc. in a variety of key management positions, including Vice President of Sales in Tektronix' Video & Networking Division and General Manager of the Network Computing Group. Mr. Dunne began his career with International Business Machines Corporation as a marketing representative and has held management positions with Mentor Graphics Corporation and Zycad, Inc.

     Arif Kareem joined Parent in July 1997 as Vice President, Telecom Business Unit, and was appointed Vice President and General Manager, Telecommunications Division in October 1997 and Senior Vice President in October 2000. From 1980 to 1997, Mr. Kareem held various engineering and marketing management roles at Tektronix, Inc. before serving as General Manger of Tektronix's Telecom Product Line and subsequently General Manager of the Communications Test Business Unit. His most recent role at Tektronix was as Director of Strategic Marketing for the Measurement Division. Mr. Kareem holds a B.S.E.E. and an M.S.E.E. from Lehigh University, and an M.B.A. from the University of Oregon.

     Annette M. Mulee joined Parent in November 2000 as Vice President, General Counsel and Secretary. Prior to joining Parent, Ms. Mulee was a partner at the Portland-based law firm of Stoel Rives LLP. During her 16-year career at Stoel Rives, she specialized in mergers and acquisitions, technology protection and licensing, venture financing and general corporate work for the firm's high technology clients. She holds a J.D. from Northwestern School of Law at Lewis and Clark College, an M.B.A. from Columbia University Graduate School of Business and a B.A. in economics from Cornell University.

     James F. Dalton has served as a Director since December 1993. Since April 1989, Mr. Dalton has been employed by Tektronix, Inc., a test, measurement and monitoring technology company. He presently serves as Vice President, Corporate Development, Law & Information Systems of Tektronix. He also presently serves as General Counsel and Secretary of Tektronix. Prior to that, he served as Director of Corporate Development at Tektronix.

     Richard J. Faubert has served as a Director since June 1993. From 1986 through 1992, Mr. Faubert served as Vice President of Product Development of GenRad, Inc. From 1992 through 1998, Mr. Faubert was employed by Tektronix, first as General Manager of its Instruments Business Unit and then as Vice President and General Manager of the Television and Communications Business Unit, Measurement Business Division. Since that time, Mr. Faubert has served as President and CEO of SpeedFam-IPEC, Inc., a semiconductor capital equipment manufacturing company. Mr. Faubert also serves on the Board of Directors of SpeedFam-IPEC, Inc. and the Semiconductor Industry Suppliers Association (SISA).

     C. Scott Gibson has served as a Director since June 1993. From January 1983 through February 1992, Mr. Gibson co-founded and served as President of Sequent Computer Systems, Inc., a computer systems company. Prior to co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel. Since March 1992, Mr. Gibson has been a director and consultant to high technology companies. Currently, Mr. Gibson is the Chairman of the Board of Trustees of Oregon Graduate Institute. Mr. Gibson also serves on the boards of several other companies, including Egghead.com, Inc., Emerald Solutions, Inc., Triquint

Semiconductor, Inc., Integrated Measurement Systems, Inc., Webridge Inc., Cenquest, Inc., etrieve, Inc. and LiveBridge, Inc. Mr. Gibson holds a B.S.E.E. and an M.B.A. from the University of Illinois.

     Jean-Pierre D. Patkay has served as a Director since July 1998. From 1973 to 1990, Mr. Patkay held a variety of manufacturing and general management positions with Hewlett-Packard Company. From 1990 to 1994, Mr. Patkay was Vice President of Operations for Quantum Corp., a diversified mass storage company. From 1994 through March 2000, Mr. Patkay was employed by 3Com Corporation, a computer networking company, serving first as Vice President of Worldwide Manufacturing and later as Vice President and General Manager, 3Com OEM. Since April 2000, Mr. Patkay has served as Vice President of Operations of TollBridge Technologies, Inc., a telecom equipment company.

     Jean-Claude Peterschmitt has served as a Director since July 1996. From 1967 to 1987, Mr. Peterschmitt served in various capacities with Digital Equipment Corporation, a corporate information systems supplier, most recently as General Manager, Vice President, Europe and Chairman of the European Board of Directors. Prior to that time, Mr. Peterschmitt was a member of Arthur D. Little's European Operations Research Group. He currently serves on the advisory and supervisory boards of Euroventures B.V., a European venture fund, Le Reseau, a network structure for the creation and development of high-technology enterprises in Switzerland, and various private American and European companies. Mr. Peterschmitt received an engineering degree from Eidgenossiche Technische Hochscule (Zurich) and an M.S. degree from the MIT Sloan School of Business.
Mr. Peterschimitt is a citizen of France.

     Carl W. Neun has served as a Director since June 2000. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix. Since January 2000, Mr. Neun has served as Chairman of the Board of Directors of WireX Communications, Inc., a server appliance software company. Mr. Neun also serves on the Board of Directors of Planar Systems, Inc., Powerwave Technologies, Inc., SpeedFam-IPEC, Inc. and Sabrix, Inc.

                                    Annex II

                      Information Concerning the Sole Director
                       and Executive Officer of Purchaser

     The name and age of the sole director and executive officer of Purchaser, and his present principal occupations or employment and five-year employment history, are set forth below. Dr. Myers is a citizen of the United States and has been employed by Purchaser since it was organized in June 2001. The sole director and executive officer of Purchaser has a business address of 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, with a business telephone number of
(503) 615-1100.

Name                                  Age     Position with the Company
----                                  ---     -------------------------

Dr. Glenford J. Myers.............     54      President, Secretary and Director

     Dr. Glenford J. Myers has served as Purchaser's President, Secretary and Director since the Purchaser was organized by Parent in June 2001. He founded Parent in March 1987 and has served as Parent's Chairman of the Board, President and Chief Executive Officer since that time. From 1981 to 1987, he held various management positions with Intel Corporation in microprocessor development. From 1968 to 1981, Dr. Myers held various engineering and management positions with IBM. Dr. Myers holds a Ph.D. from the Polytechnic Institute of New York, an M.S. from Syracuse University and a B.S.E.E. from Clarkson College. He is the author of eight books on computer architecture, software design and software testing.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                          Mellon Investor Services LLC

                                    By Mail:
                          Mellon Investor Services LLC
                                  P.O. Box 3301
                           South Hackensack, NJ 07606
                        Attn.: Reorganization Department

                                    By Hand:
                          Mellon Investor Services LLC
                            120 Broadway--13th Floor
                               New York, NY 10271
                        Attn.: Reorganization Department

                              By Overnight Courier
                          Mellon Investor Services LLC
                               85 Challenger Road
                                Mail Drop/Reorg.
                            Ridgefield Park, NJ 07660
                        Attn.: Reorganization Department

     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                          Mellon Investor Services LLC
                            44 Wall Street, 7th Floor
                            New York, New York 10005
                         Call Toll Free: (800) 504-8997
                       International Calls: (917) 320-6267